Exhibit 10.21
SUBLEASE AGREEMENT
     THIS SUBLEASE AGREEMENT (“Sublease”) is made as of November 9, 2006 (the “Effective Date”), by and between MOSS ADAMS LLP, a Washington limited liability partnership (“Sublessor”) and THOMAS WEISEL PARTNERS GROUP, INC., a Delaware corporation (“Sublessee”).
     In consideration of the mutual covenants of the parties set forth herein and for other good and valuable consideration, Sublessor and Sublessee agree as follows:
     1. MASTER LEASE. Sublessor is the sublessee under a written sublease dated September 1, 2006 (the “Master Sublease”) wherein Sublessor subleases from Louisiana-Pacific Corporation, a Delaware corporation (“Master Sublessor”) approximately 19,290 rentable square feet consisting of the entire 11th floor in the building commonly known as the Fox Tower located at 805 SW Broadway, Portland, Oregon (“Master Premises”). Master Sublessor leases from Fox Tower, L.L.C., an Oregon limited liability company (“Lessor”), pursuant to a written lease dated September 20, 1999, as amended by that certain Lease Amendment dated November 10, 1999 (as amended, the “Master Lease”), approximately 122,685 square. A true and accurate copy of the Master Lease and Master Sublease is attached hereto as Exhibit A. Sublessee hereby acknowledges receipt of a copy of the Master Lease and Master Sublease. Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Master Lease.
     2. SUBLEASE PREMISES. Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease that part of the Master Premises as indicated on attached Exhibit B consisting of approximately 5,278 rentable square feet on the 11th floor of the Fox Tower (“Sublease Premises”).
     3. CONDITION OF SUBLEASE PREMISES.
          3.1 Except as set forth in this Sublease, the Sublease Premises are leased, “As Is,” in the condition now existing, including all of the office furniture listed on Exhibit C (“Furniture”), and teledata cabling, telephone system and cabling located in the Sublease Premises (collectively, the “Systems”), but expressly excluding paging system, computer hardware and software, and any other personal property.
          3.2 Except as set forth in this Sublease, Sublessor expressly disclaims all representations and warranties, express or implied, with respect to the condition of the Sublease Premises and the Furniture and the Systems, including, without limitation, any representation or warranty as to fitness, habitability, or suitability of the Sublease Premises, Furniture and/or Systems for Sublessee’s intended use or purpose, except to the extent Sublessor can enforce such representations or warranties against Lessor.
          3.3 Sublessor, prior to the Sublease Commencement Date (defined below), shall complete the following work on the Sublease Premises: (a) installation of a wall in the reception area as indicated in Exhibit B (“Sublessor’s Work”).
          3.4 Sublessee may coordinate with Sublessor to make modifications to the Sublease Premises prior to the Sublease Commencement Date provided (a) such modifications are at the cost of Sublessee, (b) any such modifications comply with the applicable terms of this Sublease and the Master Lease and do not unreasonably interfere with Sublessor’s work as set forth above in this Section 3.3, and (c) Sublessee indemnifies, defends and holds Sublessor harmless from any and all liability for property damage or bodily injury, including death, arising out of the negligent or intentional acts of Sublessee, its employees, agents, invitees, representatives or contractors in its use of the Sublease Premises prior to the Sublease Commencement Date.
     4. TERM. The term of this Sublease shall commence on the Sublease Commencement Date and expire thirty-six (36) months after the Sublease Commencement Date (“Expiration Date”) unless terminated earlier as provided herein.
          4.1 The “Commencement Date” shall be the earlier of (a) the date that the Tenant commences business operations from the Sublease Premises, or (b) the first business day following the Tenant’s receipt of a two (2) business day factually correct notice that the Sublessor’s Work is substantially completed and Landlord’s and Master Sublessor’s consent has been obtained.
          4.2 Provided that Sublessee provides Sublessor a certificate evidencing the insurance required herein, and provided that Sublessee does not open to transact business or interfere with completion of Sublessor’s Work, Sublessee may coordinate with Sublessor to schedule reasonable access to the Premises prior to the Sublease Commencement Date for the limited purposes of coordinating the installation of its information technology and communication systems and coordinating the moving in of its employees, furniture and fixtures (the date of such access shall be referred to as the “Possession Date”).
     5. SUBLEASE BASE RENT; SECURITY DEPOSIT. Sublessee shall pay to Sublessor as full service rent, without deduction, setoff, notice, or demand, at the address for Sublessor in the notices section or at such other place as Sublessor shall designate from time to time by notice to Sublessee, the total monthly sum as set forth below in advance (“Sublease Base Rent”) commencing on the Commencement Date and on the first day of each month of the remainder of the term. Sublease Base Rent and Sublease Additional Rent (defined below) shall be collectively referred to as “Sublease Rent.”
          5.1 Commencement Date to the end of the 12th full month: $12,315
          5.2 Subsequent year’s rental shall be increased 3% annually.
          5.3 Sublessee shall provide a Security Deposit in an amount equal to $20,000 payable within five (5) business days of the Effective Date. Provided that Sublessee returns the Furniture to Sublessor in good condition, normal wear and tear excepted, the Security Deposit will be returned to Sublessee within thirty (30) days after earlier of (i) the Expiration Date, or (ii) the termination date if the Sublease is terminated earlier as provided herein, less any amounts necessary to remedy any default of Sublessee hereunder.

     6. SUBLEASE ADDITIONAL RENT. Sublessee shall pay as additional rent Sublessee’s proportionate share of the amount by which the Operating Expenses and Taxes for the Master Premises increase over those experienced by Sublessor during the calendar year ending December 31, 2007 (base year) (“Sublease Additional Rent”). Effective January 1 of each year thereafter or as soon as information is provided to Sublessor from Lessor, Sublessor shall estimate the amount by which the Operating Expenses and Taxes are expected to increase, if any, over those incurred in the base year. Sublessor shall provide the estimate calculation to Sublessee. The Sublease Additional Rent for that year shall be paid monthly in the amount of one-twelfth of Sublessee’s share of the estimated increase of Operating Expenses and Taxes. In the event Lessor delivers the written statement late to Sublessor pursuant to Section 5.3 of the Master Lease, Sublessee shall continue to pay to Sublessor the amount equal to the monthly Sublease Additional Rent as determined for the preceding Operating Year until Lessor does furnish the written statement to Sublessor and Sublessor is able to determine the estimated Sublease Additional Rent for the current Operating Year, at which time Sublessee shall pay the amount of any estimated Sublease Additional Rent in excess of the preceding Operating Year pro-rata over the unexpired portion of the current Operating Year. Within one hundred twenty (120) days after the end of each calendar year, Sublessor shall calculate and deliver to Sublessee the actual increase in Operating Expenses and Taxes (“Sublease Operating Statement”) and bill Sublessee for any deficiency or credit Sublessee with any excess collected. Sublessee’s current proportionate share for the Sublease Premises from this Sublease is 27.4%. The proportionate share was calculated by the rentable square footage subleased by Sublessee divided by the entire rentable square footage subleased by Sublessor. Sublessee shall have right to examine and dispute the Sublease Operating Statement pursuant to Sections 5.5 and 5.6 of the Master Lease.
     7. TENANT IMPROVEMENTS. Sublessee shall not make any alterations, additions, or improvements (“Alterations”) in, to or about the Sublease Premises without the prior written consent of Sublessor and Lessor, except to the extent such consent is not required under the Master Lease. Sublessee shall make the Alterations at its sole cost and expense in accordance with the terms and conditions in the Master Lease pertaining to Alterations.
     8. PARKING. Commencing on the Sublease Commencement Date, Sublessor shall provide to Sublessee the rights to five parking spaces in the Fox Tower parking garage. Sublessee shall be responsible for the monthly charges for any parking rights used which shall be payable to Parking Management Company (PMC).
     9. USE OF SUBLEASE PREMISES; ACCESS. The Sublease Premises shall be used and occupied only for general office purposes and for no other use or purpose. Sublessor shall issue to Sublessee 10 card keys for access to the Sublease Premises. Each additional card key shall be issued at a cost of $20.00.
     10. OBLIGATIONS OF SUBLESSEE.
          10.1 Sublessee shall perform all of the obligations of Tenant with respect to the Sublease Premises under the Master Sublease as if Sublessee were the sublessor under the Master Sublease and Sublessor was the Master Sublessor under the Master Sublease, except: (a) the obligation to pay Sublease Rent, or (b) any other obligations inconsistent with this Sublease. All of the terms of the Master Lease are hereby expressly incorporated as part of this Sublease except that the following provisions of the Master Lease are expressly not incorporated herein: Section 1.2, those portions of the first sentence of Section 3 following the word “condition,” the second sentence of Section 3, Section 5 (except Sections 5.5 and 5.6, which shall be incorporated herein), Section 25, Section 26, Section 30, Section 31.13, Section 31.17, and all provisions of Exhibit B and C.
          10.2 References in the Master Lease as incorporated herein to “Lease” shall be deemed a reference to “Sublease”, each reference therein to “Premises” shall be deemed a reference to “Sublease Premises”, each reference therein to “Commencement Date” shall be deemed a reference to “Sublease Commencement Date”, each reference therein to “Base Rent” shall be deemed a reference to “Sublease Base Rent”, each reference therein to “Additional Rent” shall be deemed a reference to “Sublease Additional Rent”, and each reference therein to “Rent” shall be deemed a reference to “Sublease Rent”.
          10.3 With respect to any consent or approval required to be obtained from the Lessor under the Master Lease, such consent must be obtained from both Lessor and Sublessor, and the approval of Sublessor may be withheld if the Lessor’s consent is not obtained.
          10.4 In the event Sublessee fails to comply with the terms of this Sublease, Sublessor shall be entitled to all of the remedies granted to Lessor in the Master Lease, together with any other rights Sublessor might otherwise have. All provisions in the Master Lease related to indemnification shall be applicable as between Sublessor and Sublessee and Sublessee and the Lessor under the Master Lease.
          10.5 Sublessee shall name Sublessor, Lessor and the other parties required under the Master Lease as named additional insured in the insurance policies it is required to obtain in the Master Lease. Sublessee shall provide a certificate of insurance complying with the prior sentence no later than three (3) business days prior to the earlier of the (a) Possession Date, or (b) Sublease Commencement Date.
          10.6 Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease required to be performed by Sublessee pursuant to this Sublease.
     11. OBLIGATIONS OF SUBLESSOR.
          11.1 Sublessor shall perform all of the obligations of the Landlord under the Master Lease as if Sublessor was the Landlord under the Master Lease and Sublessee was the Tenant under the Master Lease. Sublessor hereby grants to Sublessee the right to receive all of the services and benefits with respect to the Sublease Premises which are to be provided by the Lessor under the Master Lease. Sublessor shall diligently and in good faith give to Landlord and Master Sublessor written notices received by Sublessor from Sublessee respecting services to be provided, consents to be obtained and obligations preformed by Landlord under the Master Lease or Master Sublessor under the Master Sublease with respect to the Subleased Premises, and to thereafter use commercially reasonable efforts to obtain such services and/or performance.

          11.2 Sublessor shall not terminate or take any action under the Master Lease or Master Sublease that could give rise to the termination of the Master Lease or Master Sublease, amend or waive any provisions under the Master Sublease or make any elections, exercise any right or remedy or give any consent or approval under the Master Sublease without, in each instance, the Sublessee’s prior written consent if any of the foregoing would materially adversely affect Sublessee’s rights or obligations under the Sublease. Sublessor covenants that it shall timely pay any rent owed to the Master Sublessor under the terms of the Master Sublease.
          11.3 Sublessee shall not have any obligation to pay, or reimburse Sublessor, for any costs or expenses incurred in connection with obtaining the Landlord’s or Master Sublessor’s consent to this Sublease.
          11.4 If Sublessor receives any abatement of rent under the terms of the Master Subease, Sublessee shall receive a corresponding abatement to the extent the abatement relates to the Subleased Premises.
          11.5 Sublessor shall deliver the Subleased Premises in broom clean condition.
     12. REPRESENTATIONS OF SUBLESSEE. Sublessee hereby represents and warrants unto Sublessor as follows:
          12.1 Sublessee is a corporation duly organized and validly existing under the laws of the State of Delaware;
          12.2 Sublessee has full corporate right and authority to enter into this Sublease and to perform all of Sublessee’s obligations hereunder; and
          12.3 Each person signing this Sublease on behalf of Sublessee is duly and validly authorized to do so.
     13. REPRESENTATIONS OF SUBLESSOR. Sublessor hereby represents and warrants unto Sublessee as follows:
          13.1 The Master Lease and Master Sublease are in full force and effect and, to the knowledge of Sublessor, there is no default thereunder or no event which, with the passage of time and giving of notice or both, would constitute a default thereunder;
          13.2 Sublessor is a limited liability partnership duly incorporated, validly existing, and in good standing under the laws of the State of Washington;
          13.3 Sublessor has full corporate right and authority to enter into this Sublease and to perform all of Sublessor’s obligations hereunder; and
          13.3 Each person signing this Sublease on behalf of Sublessor is duly and validly authorized to do so.

          13.4 The Master Lease and Master Sublease contains the entire agreement with respect to the Premises between the Landlord, Master Sublessor and Sublessor.
     14. SURRENDER. On the Expiration Date or earlier termination of this Sublease, Sublessee shall surrender the Sublease Premises to Sublessor “broom clean” and in good order, condition and repair as of the date immediately after completion of the Sublessor’s work as described above, except for ordinary wear and tear and casualty and in accordance with the surrender provisions of the Master Lease. Sublessee shall have no obligation to remove any fixture or other property (including the Personal Property) that was installed by Sublessor or Landlord prior to the Commencement Date.
     15. MISCELLANEOUS.
          15.1 ATTORNEYS’ FEES. If Sublessor or Sublessee commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees at arbitration, trial and on appeal including in any bankruptcy proceeding. The prevailing party will be deemed to be the party to have won on the issues with the greatest value as determined by the court(s) or arbitrator(s).
          15.2 AGENCY DISCLOSURE. The parties acknowledge that Capacity Commercial Group (“Sublessor’s Agent”) is representing Sublessor in this transaction and that Cushman & Wakefield of Oregon (“Sublessee’s Agent”) is representing Sublessee in this transaction. Sublessor and Sublessee each represent and warrant to the other that, except for the aforementioned brokers, neither has hired or engaged a real estate broker, salesman, agent or finder who is or will be entitled to a commission, fee or other compensation by reason of the transaction contemplated under this Sublease. Sublessor shall pay Sublessor’s Agent a real estate commission pursuant to a separate contractual agreement and not pursuant to the terms of this Sublease. Sublessor shall also have an obligation to pay Sublessee’s Agent a 5% a commission totaling five percent (5%) of the aggregate rental for the term of the Sublease as compensation. Sublessee and Sublessor each agree to indemnify and hold the other harmless from and against any and all claims for brokerage commissions, finder’s fees or other compensation made against the indemnified party by any agent, broker, salesman or finder as a consequence of the indemnifying party’s actions or dealings with such agent, broker, salesman, or finder.
          15.3 SIGNAGE. Sublessee shall be permitted to install appropriate signage at the entrance doors to the Sublease Premises, subject to the Sublessor’s prior written approval which shall not be unreasonably withheld and signage in the building lobby in accordance with the terms of the Master Lease.
          15.4 NOTICES. All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be effective when actually delivered by hand delivery or effective three (3) business days after being deposited in the United States Mail, postage prepaid, addressed to the Sublessee at the address set forth herein or to such other places as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be effective when actually delivered by hand delivery or effective three (3)

business days after being deposited in the United States Mail, postage prepaid, addressed to the Sublessor at the address set forth herein, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee. Promptly following receipt thereof, Sublessor shall deliver to Sublessee a copy of any notice from Landlord with respect to the Master Lease or the Subleased Premises.

To Sublessor:	Moss Adams LLP
Attn: Joe Karas
805 SW Broadway, Suite 1200
Portland, Oregon 97205

With a copy to:	Moss Adams LLP
Attn. General Counsel
1001 Fourth Avenue, Suite 3100
Seattle, Washington 98154

To Sublessee:	Thomas Weisel Partners LLC
Attn: Real Estate Notices
One Montgomery Street, 37th Floor
San Francisco, CA 94104
          15.5 BINDING EFFECT. The provisions of this Sublease shall be binding and inure to the benefit of the parties and their respective successors and permitted assigns.
          15.6 COUNTERPARTS. This Sublease may be executed in any number of counterparts, each of which, when so executed and delivered by facsimile or otherwise, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Sublease.
          15.7 SEVERABILITY. If any term or provision of this Sublease or their application to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Sublease and the application of such term or provision to person or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term or provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.
          15.8 GOVERNING LAW. This Sublease shall be governed by and construed in accordance with the laws of the State of Oregon without regard to its choice of law rules.
          15.9 CONSENT BY LESSOR. This Sublease and the parties’ obligations hereunder are conditioned upon the Lessor’s and Master Lessor’s written consent and Sublessor shall use reasonable good faith efforts to obtain such consent. If Lessor or Master Sublessor does not sign the consent set forth below, or otherwise express its respective consent in writing, within thirty (30) days of the Effective Date, then either Sublessor or Sublessee may terminate this Sublease by giving the other written notice thereof, and upon such termination neither party shall have any further liability or obligation to the other under or by reason of this Sublease.
          15.10 RIGHT TO SUBLEASE. Sublessor shall not unreasonably withhold its consent to further sublease by Sublessee.
          15.11 ENTIRE AGREEMENT. This Sublease (including the exhibits and the Master Lease) contains the entire agreement of Sublessor and Sublessee and no representations, warranties, inducements, promises or agreements, oral or otherwise, between the parties not embodied in this Sublease shall be of any force or effect. This Sublease may not be modified or amended except by the written agreement of the parties.
     IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as of the Effective Date.

Sublessor:		Sublessee:

MOSS ADAMS LLP		THOMAS WEISEL PARTNERS GROUP, INC.

By:	/s/ Neal West	By:	/s/ Shaugn Stanley

	Print Name: Neal West		Print Name: Shaugn Stanley
	Title: Chief Practice Officer		Title: Partner
	Date: November 6, 2006		Date: November 2, 2006

CONSENT TO SUBLEASE
The undersigned Lessor under the Master Lease hereby consents to the foregoing Sublease without waiver of any restriction in the Master Lease concerning further assignment or subletting.
Lessor:

FOX TOWER, L.L.C.
By:	/s/ Thomas Moyer
Title:
	Date:	November 9, 2006

The undersigned Master Sublessor under the Master Sublease hereby consents to the foregoing Sublease without waiver of any restriction in the Master Sublease concerning further assignment or subletting.
Master Sublessor:

Louisiana Pacific Corporation
By:	/s/ Dwayne Tofell
	Title:	Director of Taxes
	Date:	October 31, 2006